Exhibit 99.1

FOR IMMEDIATE RELEASE

USCF Announces One-for-Eight Reverse Share Split for the United States Oil Fund

(NYSE Arca: USO)

Walnut Creek, CA - April 22, 2020.

USCF announced today that it will execute a one-for-eight reverse share split that will be effective for shareholders of the United States Oil Fund, LP (NYSE Arca: USO) after the close of the markets on April 28, 2020. Shares of USO will trade at their post-split prices on April 29, 2020. USO’s ticker symbol, “USO”, will not change, and shares of USO will continue to trade on the NYSE Arca. USO’s new CUSIP number will be 91232N207.

The reverse share split will reduce the number of USO’s shares outstanding and will result in a proportionate increase in the net asset value per share (“NAV”) of USO. As a result of the reverse share split, USO shareholders on April 28, 2020 will receive one post-split share of USO for every eight pre-split shares of USO they hold. Immediately after the reverse share split is effective, USO’s post-split shares will have an NAV that is eight times higher than that of pre-split shares.

The reverse share split will affect all of USO’s shareholders. The reverse share split will not affect any shareholder’s percentage interest in USO, except to the extent that the reverse share split results in a shareholder receiving cash in the transaction. The NYSE Arca does not permit the trading of fractional shares. As described below, shareholders otherwise entitled to receive fractional shares as a result of the reverse share split will thus receive cash in lieu of such fractional shares.

Illustration of a Reverse Share Split

The following table shows the effect of a hypothetical 1 for 8 reverse share split:

Table 1. Hypothetical Example of a 1-for-8 Reverse Share Split:
Period	# of Shares	Net Asset Value (NAV)	Total Value
Pre-Split	120	$5	$600
Post-Split	15	$40	$600

Redemption of Fractional Shares and Tax Consequences for the Reverse Share Split

USO shareholders that hold USO shares that are not an exact multiple of USO’s reverse share split ratio (a multiple of 8) would hold fractional shares as a result of the reverse share split. As noted above, the NYSE Arca does not permit the trading of fractional shares. Shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares will generally reduce a USO shareholder’s basis in USO shares by the amount of cash received. If the amount of cash received in lieu of fractional shares exceeds a USO shareholder’s aggregate basis in the shareholder’s shares, such shareholder would recognize gain equal to the amount of such excess. This may cause a taxable event for those shareholders. Other than in the case of USO shareholders receiving cash in excess of basis, the reverse share split is not anticipated to result in the recognition of taxable gain to USO shareholders.

“Odd-Lot” Share

Also, as a result of the reverse share split, USO may have outstanding, with respect to certain of its authorized participants, aggregations of less than 100,000 shares required to make a redemption basket, or a so-called “odd-lot share”. Each of USO’s authorized participants will be provided with a one-time opportunity to redeem any odd-lot share resulting from the reverse share split.

Frequently Asked Questions About the Reverse Share Split

1.	What is a reverse share split?

A reverse share split reduces the number of a fund’s outstanding shares and results in a proportionate increase in the net asset value per share (“NAV”) for that fund based on a predetermined ratio. In a 1-for-8 reverse share split, every 8 pre-split shares held by a shareholder are replaced with 1 post-split share that has an NAV that is eight times higher than that of the pre-split shares.

2.	How does the reverse share split affect a shareholder’s investment in USO?

The economic value of USO’s shares will not change as a result of the reverse share split. After the reverse share split, a shareholder will own fewer USO shares, but each USO share will have an NAV that is eight times higher than that of the pre-split USO shares.

The reverse share split will not affect any shareholder’s percentage interest in USO, except to the extent that the reverse share split could result in a USO shareholder receiving cash in lieu of a fractional share. USO shareholders that hold quantities of USO shares that are not an exact multiple of 8 would be entitled to receive fractional shares as a result of the reverse share split. However, the NYSE Arca does not permit the trading of fractional shares. As a result, shareholders otherwise entitled to receive fractional shares due to the reverse share split will receive cash in lieu of such fractional shares.

For example, a USO shareholder that holds 106 pre-split shares would receive 13.25 post-split shares if fractional shares were permitted. Since the NYSE Arca does not permit trading of fractional shares, the shareholder will hold 13 post-split shares and will receive cash in lieu of the 0.25 fractional share.

3.	How many shares of USO will be received as a result of the reverse share split?

USO will undergo a 1 for 8 reverse share split. At the close of trading on April 28, 2020, each USO shareholder will receive 1 post-split share for every 8 pre-split shares held. No shareholder will receive fractional shares. Any shareholder otherwise entitled to receive a fractional share as a result of the reverse share split will receive cash in lieu thereof.

4.	When will the USO reverse share split take place?

USO will effect the reverse share split after the close of the markets on April 28, 2020. The number of issued and outstanding USO shares will decrease as a result. USO shareholders at the close of trading on April 28, 2020 will participate in the reverse share split. Post-split USO shares will begin trading on the NYSE Arca, on a split-adjusted basis, on April 29, 2020, the first trading day following the reverse share split.

5.	Why has USO decided to reverse split its shares?

USO has decided to implement the reverse share split for two reasons. First, the reverse share split is expected to increase the marketability and liquidity of USO shares. Second, the reverse share split will ensure that the value of USO shares is well above the NYSE Arca’s minimum continued listing requirements.

6.	Will the reverse share split be a taxable transaction for USO shareholders?

Other than in the case of certain USO shareholders that receive cash in lieu of fractional shares, the reverse share split is not anticipated to result in the recognition of gain or loss by the USO shareholders. If a shareholder’s shares were acquired on different dates, the reverse share split may cause the shareholder to have a split holding period in some or all of the shareholder’s shares. As noted above, the NYSE Arca does not permit the trading of fractional shares, and shareholders otherwise entitled to fractional shares as a result of the reverse share split will receive cash in lieu of such fractional shares. The receipt of cash in lieu of fractional shares may cause some USO shareholders to recognize taxable gains, but it is generally anticipated that the reverse share split will not result in the recognition of gain or loss for shareholders unless the amount of cash received by a shareholder exceeds the shareholder’s basis in the USO shares. To the extent the amount of cash received in lieu of fractional shares does not exceed a USO shareholder’s basis in the USO shares, the USO shareholder’s basis in its USO shares will be reduced by the amount of cash received, but the shareholder will not recognize any gain or loss. If the amount of cash received in lieu of fractional shares exceeds a USO shareholder’s basis in the shareholder’s shares, such shareholder would recognize gain equal to the amount of such cash received in excess of such shareholder’s basis. USO shareholders should consult their own tax advisors concerning the tax consequences of the USO reverse share split in light of their own unique circumstances.

7.	What will happen to USO shares sold before April 28, 2020?

Sales of USO shares occurring before the close of trading on April 28, 2020, the date of the reverse share split, will not be impacted by the reverse share split. Such sale(s) would take place before the reverse share split is effected, so the transaction would be executed at the pre-split price and quantity.

8.	What will happen to USO shares purchased before April 28, 2020?

Purchases of USO shares occurring before the close of trading on April 28, 2020 would take place before the reverse share split, and therefore the transaction would be executed at the pre-split price and quantity. USO shares not sold before the close of trading on April 28, 2020 will be affected by the reverse share split. After April 28, 2020, a USO shareholder will hold fewer shares of USO, but those shares will have a higher NAV.

9.	What will happen to USO shares purchased or sold on or after April 28, 2020?

USO shares purchased or sold on or after April 28, 2020 will reflect the reverse share split. Starting on April 29, 2020 there will be fewer shares of USO available for purchase or sale, but the NAV per USO share will be higher.

10.	Will there be a new ticker or CUSIP number associated with the reverse share split?

USO’s ticker symbol, “USO”, will not change as a result of the reverse share split. However, USO’s CUSIP number will change. USO’s new CUSIP number after April 28, 2020 will be 91232N207.

11.	Will the USO reverse share split affect a Limit or Good ‘Til Cancelled Order?

The reverse share split will cancel Limit and Good ‘Til Cancelled orders for USO shares. Investors should replace these orders following the reverse share split and adjust orders to the post-split price.

An investment in shares issued by USO involves risks. These risks can significantly impact the market value of USO’s shares. Some of the risks you may face are summarized below:

•	There is the risk that the daily changes in the price of USO’s shares on the NYSE Arca on a percentage basis, will not closely track the daily changes in the spot price of light, sweet crude oil on a percentage basis. This could happen if the price of shares traded on the NYSE Arca does not correlate closely with the value of USO’s NAV; the changes in USO’s NAV do not correlate closely with the changes in the price of the Benchmark Oil Futures Contract; or the changes in the price of the Benchmark Oil Futures Contract do not closely correlate with the changes in the cash or spot price of crude oil. This is a risk because if these correlations do not exist, then investors may not be able to use USO as a cost-effective way to indirectly invest in crude oil or as a hedge against the risk of loss in crude oil-related transactions.

•	The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Oil Futures Contract will vary and may impact both the total return over time of USO’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration.

•	Investors may choose to use USO as a means of investing indirectly in crude oil. There are significant risks and hazards inherent in the crude oil industry that may cause the price of crude oil to widely fluctuate. USO’s investment strategy is designed to provide investors with a cost-effective way to invest indirectly in crude oil and to hedge against movements in the spot price of light, sweet crude oil. An investment in USO involves investment risk similar to a direct investment in Oil Futures Contracts and Other Oil-Related Investments, and correlation risk, or the risk that investors purchasing shares to hedge against movements in the price of crude oil will have an efficient hedge only if the price they pay for their shares closely correlates with the price of crude oil. In addition to investment risk and correlation risk, an investment in USO involves tax risks, OTC risks, and other risks.

•	Investors, including those who participate in the oil industry, may choose to use USO as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can help mitigate against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.

•	Unlike mutual funds, commodity pools or other investment pools that manage their investments in an attempt to realize income and gains and distribute such income and gains to their investors, USO generally does not distribute cash to limited partners or other shareholders. You should not invest in USO if you will need cash distributions from USO to pay taxes on your share of income and gains of USO, if any, or for any other reason.

•	USO invests primarily in Futures Contracts, and particularly in Oil Futures Contracts traded on the New York Mercantile Exchange.

•	Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, USO’s future performance, or USO’s future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. USO does not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see USO’s periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

For a further discussion about USO and the risks associated with an investment in USO, see USO’s Prospectus, which is available at http://www.uscfinvestments.com/documents/united-states-oil-fund-pro-20200323.pdf

About USCF:

USCF operates on the leading edge of product innovation as an asset management firm offering exchange- traded products (ETPs) and exchange-traded funds (ETFs). The firm broke new ground with the launch of the first oil ETP, the United States Oil Fund, LP (USO), in 2006. Over the next decade, USCF designed and issued ten more specialty products across commodity and private equity asset classes. For more information about USCF visit our website www.uscfinvestments.com.

Media Contact:

Katie Rooney

Chief Marketing Officer

Phone: 614.775.1246

Email address: krooney@uscfinvestments.com

Katie Rooney is a registered representative of ALPS Distributors, Inc.

Exchange Traded Product Disclosure:

We advise you to consider a Fund’s objectives, risks, charges and expenses carefully before investing. Download a copy of a Fund’s Prospectus by clicking on the following: USO which contains this and other information, or contact the Fund’s distributor at: ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 or call 800-920-0259. Please read the Fund’s Prospectus carefully before investing.

USO is a commodity pool regulated by the Commodity Futures Trading Commission. These Funds are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

Past performance does not guarantee future results.

Commodity trading is highly speculative and involves a high degree of risk. Commodities and futures generally are volatile and are not suitable for all investors. An investor may lose all or substantially all of an investment. Investing in commodity interests subject each Fund to the risks of its related industry. These risks could result in large fluctuations in the price of a particular Fund’s respective shares. Funds that focus on a single sector generally experience greater volatility. For further discussion of these and additional risks associated with an investment in the Funds please read the respective Fund Prospectus before investing.

Funds distributed by ALPS Distributors, Inc.